Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement Nos. 333-191473 and 333-238078 on Form S-8 and Registration Statement No. 333-256825 on Form S-3 of our reports dated October 4, 2024, relating to the consolidated financial statements of American Coastal Insurance Corporation and the effectiveness of American Coastal Insurance Corporation's internal control over financial reporting, appearing in this Current Report on Form 8-K for the year ended December 31, 2023.

/s/ DELOITTE & TOUCHE LLP

Tampa, Florida
October 4, 2024